EXHIBIT 99.1

[LOGO] EPMedSystems

NASDAQ: EPMD                                    For Further Information Contact:
FOR RELEASE JUNE 12, 2001                       Joseph M. Turner, CFO
8:00 AM EST                                     (973) 398-2800

                       EP MEDSYSTEMS SECURES $10.0 million
                               OF Equity FINANCING

MT. ARLINGTON, NJ (June 12, 2001) -- EP MedSystems, Inc. (NASDAQ: EPMD) a company engaged in manufacturing and selling a portfolio of products for the cardiac electrophysiology market, announced today that it has entered into a common stock purchase agreement with Fusion Capital Fund II, LLC, a Chicago based institutional investor, whereby Fusion Capital has committed to buy $10.0 million of EP MedSystem's common stock. Tucker Anthony Sutro Capital Markets acted as financial advisor to the Company in this transaction. These funds will be used for general corporate purposes, including working capital and other corporate opportunities.

Under the common stock purchase agreement, funding of the $10.0 million shall occur from time to time after the Securities & Exchange Commission has declared effective a registration statement covering the shares of common stock to be purchased by Fusion Capital. The purchase price of the shares to be sold to Fusion Capital shall be based upon the market price of EPMD's common stock at the time of sale without any fixed discount. EP MedSystems has the right to control the timing and the amount of stock sold to Fusion Capital and has the right to decrease or suspend purchases of common stock and to terminate the common stock purchase agreement at any time. EP MedSystems expects to file a registration statement with the Securities & Exchange Commission this month with a detailed description of the financing.

David A. Jenkins, EPMD's Chairman and CEO, commented: "We are very pleased to have secured this significant financing at this stage in our Company's growth. We believe that this gives us adequate capital to get through the remaining period of product approvals and into the period of ramping up sales revenues from new products. Additionally, the form of this financing gives us the flexibility to take down the funds only if and when we want it. We believe this strategic financing can allow us to become a leading company within the field of cardiac electrophysiology."

EP MedSystems develops and markets cardiac electrophysiology ("EP") products used to diagnose and treat certain disorders of cardiac rhythm. The Company's EP product line includes the EP-WorkMate(R) Electrophysiology Workstation, the EP-3(TM) Stimulator, diagnostic electrophysiology catheters, internal cardioversion catheters and related disposable supplies.

EPMD's ALERT(R) catheter is proprietary and used in tandem with the ALERT(R) Companion to deliver a bi-phasic low energy waveform used to convert atrial fibrillation to a normal (sinus) heart rhythm. The ALERT(R) System has been shown to use about 50 times less energy for cardioverion than the standard external "paddles". EPMD estimates that there are more than 5 million people worldwide with atrial fibrillation; a disease associated with reduced cardiac output, congestive heart failure, and stroke. For more information visit our Website at www.epmedsystems.com.

This Release contains certain statements of a forward-looking nature relating to future events or the future financial performance of the Company. Such forward-looking statements are only predictions and are subject to risks and uncertainties that could cause actual results or events to differ materially and adversely from the events discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the Company's history of losses, uncertainty of future profitability and future liquidity needs; and risks regarding demand for new and existing products, particularly ALERT(R) System.

The Company cautions investors and others to review the cautionary statements set forth in this Release and in the Company's reports filed with the Securities and Exchange Commission and cautions that other factors may prove to be important in affecting the Company's business and results of operations. Readers are cautioned not to place undue reliance on quotations, interviews, and other forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this report or to reflect the occurrence of anticipated events.


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